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      EXHIBIT 3.1:  RESTATED ARTICLES OF INCORPORATION OF PPT VISION, INC.
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                                    ARTICLE 1

                                      NAME

           1.1) The name of the corporation shall be PPT Vision, Inc.

                                    ARTICLE 2

REGISTERED OFFICE

    2.1) The location and post office address of the registered office of the corporation shall be 10025 Valley View Road, Suite 170, Eden Prairie, Minnesota 55344.

                                    ARTICLE 3

                                    PURPOSES

    3.1) The corporation shall have general business purposes.

                                    ARTICLE 4

                                  CAPITAL STOCK

    4.1) Authorized Capital Stock - The authorized capital stock of this corporation shall be Ten Million (10,000,000) shares of Common Stock with $.10 par value per share and Ten Million (10,000,000) shares of preferred stock with no par value per share. In accordance with the Statutes of the State of Minnesota, the Board of Directors may subdivide the Common and Preferred Stock into one or more series and may designate the relative rights and preferences of the different classes and series to the extent the relative rights and preferences of the different classes and series are not otherwise fixed in the Articles, including with respect to the preferred stock, the right to create voting, dividend and liquidation preferences greater than those of the Common Stock. All shares are to be held, sold and paid for at such times and in such manner as the Board of Directors may from time to time determine, in accordance with the statutes of Minnesota.

    4.2) Voting Rights - Each holder of record of the common stock of the corporation shall be entitled to one (1) vote for each share of common stock held by him at each meeting of the shareholders and in respect to any matter on which the shareholders have a right to vote. The right to vote shall be subject to the provisions of the by-laws of the corporation in effect from time to time with respect to closing the transfer books and fixing a record date for the determination of shareholders entitled to vote. Cumulative voting for directors is not permitted.

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    4.3) Pre-emptive Rights - The shareholders of the corporation shall not have the pre-emptive right of subscription to any shares of common stock of the corporation to be issued or sold, or hereafter authorized, or any obligations or securities exchangeable for or convertible into stock of the corporation which has not yet been authorized.

    4.4) Stock Rights and Options - The Board of Directors shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or series, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument evidencing such rights.

    4.5) Dividends - The holders of the common stock shall be entitled to receive, when and as declared by the Board of Directors, out of earnings or surplus legally available therefor, any and all dividends, payable either in cash, in property or in shares of the capital stock of the corporation. The Board of Directors may authorize dividends only if the corporation will be able to pay its debts in the ordinary course of business after paying the dividend.

    4.6) Other Distributions - The Board of Directors may authorize, and the holders of the common stock may receive, distributions other than dividends only if the corporation will be able to pay its debts in the ordinary course of business after making the distribution.

    4.7) Board of Directors' Powers - The capital stock may be issued as and when the Board of Directors shall determine, and, under and pursuant to the laws of the State of Minnesota, the Board of Directors shall have the power to fix or alter, from time to time, in respect to shares then unissued, any or all of the following: dividend rate; redemption price; the liquidation price; the conversion rights and the sinking or purchase fund rights of shares of any class, or of any series of any class, or the number of shares constituting any series of any class.

    4.8) Change in Par Value and Combination of Common Shares; Fractional Shares Terminated. Without further action, each twenty (20) of the common shares of this corporation now issued with no par value per share (for convenience herein called "Old Shares"), hereby are changed and combined into one fully paid and non-assessable common share, par value $.10, authorized under the Company's Articles of Incorporation as amended (for convenience herein called "New Shares"). A holder of a New Share resulting from the combination of twenty Old Shares shall be issued a new certificate for the New Share upon surrender by the holder of a certificate for Old Shares totaling in the aggregate twenty Old Shares. In addition, no fractional shares shall be issued but each holder of Old Shares holding less than twenty shares (after exchange of all other Old Shares held by the holder) shall be issued one New Share in exchange for such remaining Old Shares.

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                                    ARTICLE 5

                                    DIRECTORS

    5.1) The Board of Directors is expressly authorized to make and alter by-laws of this corporation subject to the power of the shareholders to change or repeal such by-laws; provided, the Board of Directors shall not adopt, amend or repeal any by-laws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board or fixing the number of directors or their classifications or terms of office.

    5.2) Any action required or permitted to be taken at a duly called Board of Directors meeting may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the board, except that on an action which requires shareholder approval the written action must be signed by all the directors.

                                    ARTICLE 6

                     VOLUNTARY TRANSFER OF CORPORATE ASSETS

    6.1) The holders of a majority of all the shares entitled to vote at any duly constituted meeting of the shareholders shall have the power to authorize the Board of Directors to sell, lease, exchange or otherwise dispose of all or substantially all of the property and assets of this corporation, including its goodwill, upon such terms and conditions and for such consideration as the Board of Directors deems advisable; to adopt or reject an agreement of merger, provided, however, that notice of such proposal shall have been mailed to each shareholder entitled to vote at such meeting at least fourteen (14) days prior to such meeting, or the written consent of such shareholder is given to such action as provided by statute.


                                    ARTICLE 7

                              AMENDMENT OF ARTICLES

    7.1) The holders of a majority of all shares entitled to vote at any duly constituted meeting of the shareholders shall have the power to amend, alter or repeal the Articles of Incorporation to the extent and the manner prescribed by the laws of the State of Minnesota.

                                    ARTICLE 8

                        LIMITATION OF DIRECTOR LIABILITY

    8.1) No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 302A.559 or 80A.23 of Minnesota Statutes;

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(iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the date when this provision becomes effective.

    8.2) The provisions of this Article 8 shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article 8.

    8.3) If Minnesota Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes, as so amended.